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                                                                      EXHIBIT 99

                          [AIRTOUCH COMMUNICATIONS letterhead]


                                  May 14, 1996

                     AIRTOUCH INAUGURATES POWERBAND SERVICE
                         IN LARGEST U.S. CELLULAR MARKET

    Customers North of Los Angeles Are First to Use New CDMA Digital Service

LOS ANGELES --Starting tomorrow, the first AirTouch Cellular (AirTouch Communications NYSE:ATI) customers will begin using its new digital cellular service, Powerband.SM Powerband service uses Code Division Multiple Access
(CDMA) technology.

These customers will benefit from Powerband's enhanced features, improved call quality, better privacy and batteries that permit up to five hours of talk-time or as much as 200% more than what analog phones offer today.

For the first few months, several hundred existing customers, who have been selected for their high usage and interest in new products, will transition to Powerband service. During this introductory phase, the service area will cover approximately 3,500 square miles to include the San Fernando Valley up to Ventura, an area covering over two million people or one-third of the AirTouch geography in Los Angeles. By itself, the area would be the 18th largest market in the United States, larger than the Denver or Pittsburgh markets in terms of population. "We expect a rapid expansion of our commercial service to new portions of the network, covering up to 80 percent of the Los Angeles calling area by year end," explained Lee Cox, AirTouch Communications vice chairman and president and CEO of AirTouch Cellular.
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The introduction of Powerband marks the third time AirTouch has deployed new digital technology worldwide, and the first AirTouch service under the national Powerband brand name. AirTouch along with its alliance partners U S WEST Cellular and Bell Atlantic NYNEX Mobile, as well as PrimeCo Personal Communications all plan to offer service under the Powerband name and all plan to use Code Division Multiple Access (CDMA) digital technology. Together the cellular alliance already serves more than 7 million customers in an area with a population of more than 113 million people.

"We introduced GSM for the first time in Germany, PDC for the first time in Japan and now are among the CDMA pioneers in the U.S.," said Cox. "In final testing, we achieved sound quality levels equal to or better than analog. We think our customers will appreciate the reduced background noise and cross-talk, two benefits of Powerband that distinguish it from other services available today."

Different from other companies, the AirTouch digital deployment strategy moves blocks of analog traffic to digital by providing Powerband service to higher usage customers. This approach not only enables the fastest, most capital efficient transfer of capacity from analog to digital, but allows AirTouch's high usage customers to be the first to enjoy the benefits of Powerband service. Another advantage of this strategy is that AirTouch can closely monitor customer feedback and further fine-tune the network to enhance customer satisfaction before ramping up its migration pace. Also, since Powerband is being offered first to existing customers only, there are no mass advertising and promotion costs.

AirTouch has designed and engineered cellular networks worldwide for more than 600 million people, more than any other cellular carrier. "We know what it takes to please customers," said Cox. "Recently in Los Angeles we asked them to rate Powerband service and over two-thirds said it sounded better than or equal to our high performing analog system."

The Powerband service is based on network infrastructure equipment supplied by Motorola. According to Jack Finlayson, corporate vice president and general manager of Motorola's Pan American Wireless Infrastructure Division, "AirTouch has reinforced its position as an industry leader by bringing CDMA technology to customers in Los Angeles. The subscribers in Los Angeles are about to enjoy the many benefits of this new generation cellular technology."

The first Powerband customers will be using two different styles of portable handsets: either the Sony (CM-D500) /QUALCOMM (QCP-800) or the OKI CD3000. Standard accessories for these dual-mode (analog/digital) handsets may include car kits, hands-free kits, rapid chargers, cigarette lighter adapters and nickel metal hydride or lithium-ion batteries.
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Coby Sillers, OKI Senior Vice President, sales and marketing said, "OKI telecom is proud to be a partner with AirTouch Cellular in this historic event. As a charter member of the CDMA Development Group, OKI has demonstrated unwavering commitment to this technology platform, persevering in the development of CDMA products that meet the needs of carriers and consumers."

"The launch of the CDMA system in Los Angeles represents the culmination of a diligent and well-directed effort by AirTouch Communications in fielding this new technology and we congratulate them," said Dr. Irwin M. Jacobs, chairman and CEO of QUALCOMM Incorporated. "This the beginning of a fundamental shift in the way people communicate in the U.S. and around the world."

Initially Powerband can support short messaging service which will provide customers with voice mail notification, digital paging and text messaging capabilities. Unlike the short messaging paging services, Powerband short messaging service stores messages for 90 minutes and then converts them to a voice mail message to be retrieved at a later time. Other features such as Caller ID, CDMA data, Internet access for sending electronic mail and over-the-air activation are also expected to be introduced later as part of the Powerband service offering.

AirTouch and its joint venture partner U S WEST Cellular plan to deploy CDMA in all of their respective major markets including: Atlanta, Denver, Michigan, Minneapolis, Ohio, Phoenix, Portland, Sacramento, Salt Lake City, San Diego, Seattle and Tucson.

AirTouch Communications is a global wireless communications company, with interests in cellular, paging, personal communications services and the Globalstar satellite system in the United States and 10 other nations: Belgium, Germany, India, Italy, Japan, Poland, Portugal, South Korea, Spain, and Sweden. The company, based in San Francisco, serves nearly six million wireless customers worldwide.

For a fax copy of this or other recent AirTouch press releases, please call 1-800-344-7531.